Exhibit 99.1

NEWS RELEASE
Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479
U.S.A.
www.alleghenytechnologies.com
Allegheny Technologies Announces Completion of Senior Notes Offering and
Amendment to Unsecured Credit Facility
Pittsburgh, PA, June 1, 2009 — Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has completed its previously announced public offering of senior notes due 2019. The offering was made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.
In the offering, ATI issued and sold $350,000,000 aggregate principal amount of 9.375% Senior Notes due 2019 (the “Senior Notes”). ATI intends to use the net proceeds from the offering of the Senior Notes to purchase any and all of its outstanding 8.375% Notes due 2011 (the “8.375% Notes”) pursuant to the terms of a tender offer by ATI for those 8.375% Notes. As of today, there were $300 million in aggregate principal amount of 8.375% Notes outstanding. Any net proceeds from the offering of Senior Notes not used to purchase the 8.375% Notes will be used for general corporate purposes.
Citi and J.P. Morgan Securities Inc. were the joint book-running managers for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the Senior Notes has been filed with the Securities and Exchange Commission.
Copies of the prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 or by telephone at 877-858-5407 and at www.sec.gov.
ATI’s obligation to accept any 8.375% Notes due 2011 tendered in its tender offer and to pay the applicable consideration for them are set forth solely in the related Offer to Purchase and the Letter of Transmittal. This news release is neither an offer to purchase nor a solicitation of an offer to sell any 8.375% Notes due 2011. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, ATI may amend, extend or, subject to certain conditions, terminate the tender offer.
The Company also announced that it has amended certain definitions and financial covenants in its $400 million senior unsecured domestic revolving credit facility to provide additional financial flexibility. The amendment restates the definition of consolidated earnings before interest and taxes and consolidated earnings before income, taxes, depreciation and amortization as used in the interest coverage and leverage ratios to exclude any non-cash pension expense or income and restates the definition of consolidated indebtedness used in the leverage ratio, which previously was based on gross indebtedness, to be net of cash on hand in excess of $50 million. The Company has not drawn upon its credit facilities in the last ten years.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings.